Exhibit 23.2

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Dmint, Inc. (File No. 333-282740) on our report dated February 16, 2026, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Dmint, Inc. as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025, included in this Registration Statement on Form S-1.

/s/ RBSM LLP

RBSM LLP

Houston, Texas

March 2, 2026

PCAOB ID No. 587

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